Council Bluffs, Iowa ----- August 7, 2019 Southwest Iowa Renewable Energy, LLC (“SIRE” or the "Company") announced its unaudited financial results for the three and nine months ended June 30, 2019.

Results for the Third Quarter of Fiscal 2019 (Amounts in $ and 000's, except Book Value per Unit)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Nine Months Ended June 30, 2019	Nine Months Ended June 30, 2018
Revenues	$53,505	$53,611	$160,077	$157,708
Gross Margin (Loss)	602	(1,265)	635	1,612
Net (Loss)	(751)	(3,339)	(3,778)	(3,180)
Modified EBITDA	19	148	1,587	6,109

	Balance at June 30, 2019	Balance at September 30, 2018
Total Debt	$29,310	$22,023
Book Value (Members' Equity)	95,857	99,635
Book Value per basic unit *	7,193	7,476
*net of distributions

Mike Jerke, SIRE's President and CEO stated, “Continuing the trend of previous quarters, we continue to see very tight margins. Corn prices have increased by over 5.1% per bushel in 2019 as compared to Fiscal 2018, and ethanol prices in the U.S. remain below last year's levels by 5.3%. Our ethanol volume sold increased 1.4% as compared to the first nine months of Fiscal 2018. Overall, our ethanol revenue is down 4.2% as compared to last year. So far during our Fiscal 201, foreign exports for the industry have decreased 7.1% during October 2018 to April 2019 (latest data available from U.S. Energy Information Administration). The industry has become dependent on continued export demand to offset the EPA induced shift in demand due to small refinery waivers. U.S. demand could eventually improve with expansion of E15 sales per the EPA's recent regulator revisions effective June 1, 2019. Our distiller grains have also seen increased price and demand improvement in Fiscal 2019 as compared to Fiscal 2018."
During the third quarter of Fiscal 2019, SIRE produced 30.3 million gallons of ethanol, compared to 29.9 million gallons during the third quarter of Fiscal 2018. For the first nine months of Fiscal 2019, SIRE produced 96.6 millions gallons of ethanol, compared to 93.5 million gallons in the first nine months of Fiscal 2018. Jerke commented - "We continue to evaluate and implement new production technology to expand our income stream. We are focused on running the plant efficiently, increasing our ethanol yield, with a balance of optimizing the yield and profit, and at the same time scrutinizing our expenses. We have lowered fixed, variable and general and administrative expenses as compared to last year through attention to detail and teamwork. We are reminded that challenging times also hold possibilities."

SIRE reported net loss of $(3.8) million or ($283.48) per basic unit for the nine months ended June 30, 2019, compared to net loss of $(3.2) million or ($238.61) per basic unit for the nine months ended June 30, 2018. SIRE reported a net loss of $(0.8) million, or ($56.35) per basic unit for the three months ended June 30, 2019, compared to a net loss of $(3.3) million, or ($250.54) per basic unit, for the three months ended June 30, 2018.

SIRE revenue from operations was $160.1 million for the nine months ended June 30, 2019, compared to $157.7 million for the nine months ended June 30, 2018. SIRE revenue from operations was $53.5 million for the three months ended June 30, 2019, compared to $53.6 million for the three months ended June 30, 2018.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, and unrealized hedging gains and losses was $1.6 million for the nine months ended June 30, 2019, compared to $6.1 million for the nine months ended June 30, 2018. Modified EBITDA was $19.0 thousand for the three months ended June 30, 2019, compared to $148.0 thousand for the three months ended June 30, 2018.

The Company's debt increased $7.3 million at June 30, 2019, compared to September 30, 2018, due to increased short term borrowing requirements partially offset by the paydown of term debt.

SIRE had $1.1 million in cash and cash equivalents and $10.9 million available under revolving loan agreements, for total cash and available borrowings of $12.0 million at June 30, 2019. The cash flow provided by (used in) operating activities was $(1.9) million compared to $4.4 million for the nine months ended June 30, 2019 and 2018, respectively, due primarily to higher inventory levels for corn and for finished goods.

In the second quarter of Fiscal 2019, the Company applied SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. Under SAB No. 108, prior-year misstatements which, if corrected in the current year would be material to the current year, must be corrected by adjusting prior year financial statements, even though such correction previously was and continues to be immaterial to the prior year financial statements. Correcting prior year financial statements for such “immaterial errors” does not require previously filed reports to be amended. Such corrections will be made the next time the Company files the prior year financial statements. The Company was leasing tank cars and hopper cars on which a provision for repairs necessary to return the cars to the lessor in "normal" status should have been accrued, but was not. Since the lease was initiated in March of 2009, and extended to March of 2019, adjustments to previous periods were required. Although the charges in one quarter were not significant, collectively the charges to repairs and maintenance exceeded $3.7 million over the ten year lease period; therefore, the historical financial statements were revised with all appropriate entries being flowed through the financial statements.
About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands, except per unit data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Revenues	$53,505	$53,611	$160,077	$157,708
Cost of Goods Sold	52,903	54,876	159,442	156,096
Gross Margin (Loss)	602	(1,265)	635	1,612

General and administrative expenses	1,061	1,809	3,737	4,243
Interest and other expense, net	292	265	676	549
Net (Loss)	$(751)	$(3,339)	$(3,778)	$(3,180)

Weighted Average Units Outstanding, Basic	13,327	13,327	13,327	13,327
Weighted Average Units Outstanding, Diluted	13,327	13,327	13,327	13,327
(Loss) per unit, Basic	$(56.35)	$(250.54)	$(283.48)	$(238.61)
(Loss) per unit, Diluted	$(56.35)	$(250.54)	$(283.48)	$(238.61)

Modified EBITDA

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses, and other significant noncash expenses was $1.6 million for the nine months ended June 30, 2019, compared to $6.1 million for the nine months ended June 30, 2018. Modified EBITDA was $19.0 thousand for the three months ended June 30, 2019, compared to $148.0 thousand for the three months ended June 30, 2018. The following sets forth the reconciliation of net income to Modified EBITDA for the periods indicated:

	For the three months ended		For the nine months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	Unaudited	Unaudited	Unaudited	Unaudited
	in 000's	in 000's	in 000"s	in 000's

Net (Loss)	$(751)	$(3,339)	$(3,778)	$(3,180)
Interest expense, net	298	299	750	771
Depreciation	2,537	2,535	7,670	8,753
EBITDA	2,084	(505)	4,642	6,344

Unrealized Hedging (Gain)	(2,065)	653	(3,055)	(235)

Modified EBITDA	$19	$148	$1,587	$6,109

Statistical Information

	Three Months Ended June 30, 2019		Three Months Ended June 30, 2018
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and Undenatured Ethanol	$40,857	76.4%	$42,124	78.6%
Distillers Grains	9,840	18.4%	9,017	16.8%
Corn Oil	2,529	4.7%	2,109	3.9%
Other	279	0.5%	361	0.7%

	Nine Months Ended June 30, 2019		Nine Months Ended June 30, 2018
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and Undenatured Ethanol	$119,649	74.8%	$124,863	79.2%
Distillers Grains	31,254	19.5%	25,130	15.9%
Corn Oil	8,372	5.2%	6,822	4.3%
Other	802	0.5%	893	0.6%

Summary Balance Sheets
(Dollars in thousands)

	June 30, 2019	September 30, 2018
	(unaudited)
ASSETS
Current Assets
Cash & cash equivalents	$1,076	$1,440
Accounts receivable	7,636	12,672
Inventory	19,848	13,526
Other current assets	3,996	1,387
Total current assets	32,556	29,025
Net property, plant and equipment	109,957	111,868
Other assets	1,447	1,738
Total Assets	$143,960	$142,631

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable, derivative financial instruments and accrued expenses	$15,887	$12,869
Current maturities of notes payable	2,077	6,560
Total current liabilities	17,964	19,429
Total long term liabilities	30,139	23,567
Total members' equity	95,857	99,635
Total Liabilities and Members' Equity	$143,960	$142,631

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392